DRAFT

INVESTMENT ADVISORY AGREEMENT

ARDEN INVESTMENT SERIES TRUST

This Agreement is made as of October [25], 2012, between Arden Investment Series Trust, a Delaware statutory trust (“Trust”) and Arden Asset Management LLC,  a Delaware limited liability company (“Manager”).

WITNESSETH:

WHEREAS, the Trust intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to retain the Manager as investment adviser to furnish investment advisory and portfolio management services to Arden Alternative Strategies Fund (the "Fund"), a series of the Trust, and to such other investment portfolios or series of the Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to this Agreement (hereinafter “Series” shall refer to each Series which is subject to this Agreement), and the Manager is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Services of the Manager

1.1.           Investment Management Services.  The Manager shall act as the investment adviser to each and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Series in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Series, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Manager will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and may in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Manager with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.

Each Series hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Manager shall carry out its duties with respect to each Series’ investments in accordance with applicable law and the investment objectives, policies and restrictions of the Series as set forth in the Series' Prospectus and Statement of Additional Information and as may be adopted by the Board of Trustees of the Trust (the “Board”), and subject to such further limitations as the Series may from time to time impose by written notice to the Manager.

The parties hereto acknowledge that, with respect to the Fund, and in accordance with its prospectus, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries (referred to herein collectively as the "Subsidiary").  The Manager is hereby authorized and agrees to manage the assets of the Subsidiary pursuant to the same terms, conditions and obligations applicable to the Fund under this Agreement.  The Manager is further authorized hereby to determine, in its discretion, the amount and type of assets of the Fund to be invested in and through the Subsidiary.  For these purposes, all references in the Agreement to the "Series," with respect to the Fund, shall also refer to the Subsidiary, unless the context dictates otherwise.

1.2.           Administrative Services.  The Manager shall supervise the Series’ business and affairs and shall provide such services required for effective administration of the Series as are not provided by third parties, employees or other agents engaged by the Series; provided, that the Manager shall not have any obligation to provide under this Agreement any direct or indirect services to the holders of shares of beneficial interest in the Series (“Shareholders”), any services related to the sale of shares in the Series, or any other services which are the subject of a separate agreement or arrangement between the Series and the Manager or a third party.  Subject to the foregoing, in providing administrative services hereunder, the Manager shall:

1.2.1.        Office Space, Equipment and Facilities.  Furnish without cost to the Series, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Series’ needs.

1.2.2.        Personnel.  Provide, without remuneration from or other cost to Trust or the Series, the services of individuals competent to perform all of the Series’ executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Series or by the Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Series.

1.2.3.        Agents.  Assist the Series in selecting and coordinating the activities of the other agents engaged by the Series, including the Series’ custodian, independent auditors and legal counsel.

1.2.4.        Trustees and Officers.  Authorize and permit the Manager’s directors, officers and employees who may be elected or appointed as trustees or officers of Trust to serve in such capacities, without remuneration from or other cost to Trust or the Series.

1.2.5.        Books and Records.  Assure that all financial, accounting and other records required to be maintained and preserved by Trust and/or the Series are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

1.2.6.        Reports and Filings.  Assist in the preparation of (but not pay for) all periodic reports by Trust or the Series to Shareholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws.

2.	Expenses of the Series

2.1.           Expenses to be Paid by the Manager.  The Manager shall pay all salaries, expenses and fees of the officers, trustees and employees of the Trust who are officers, directors or employees of the Manager unless the Series agrees otherwise pursuant to the direction of the Trust's Board of Trustees (the "Board").

In the event that the Manager pays or assumes any expenses of the Trust or a Series not required to be paid or assumed by the Manager under this Agreement, the Manager shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Manager of any obligation to Trust or to a Series under any separate agreement or arrangement between the parties.

2.2.           Expenses to be Paid by the Series.  Each Series shall bear the expenses of its operation, except those specifically allocated to the Manager under this Agreement or under any separate agreement between a Series and the Manager or a third party.  Expenses to be borne by a Series shall include both expenses directly attributable to the operation of the Series and the placement of shares therein, as well as the portion of any expenses of the Trust that is properly allocable to the Series in a manner approved by the Board. Subject to any separate agreement or arrangement between the Trust or a Series and the Manager, the expenses hereby allocated to each Series, and not to the Manager, include, but are not limited to:

2.2.1.        Custody.  All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property.

2.2.2.        Shareholder Servicing.  All expenses of maintaining and servicing Shareholder accounts, including but not limited to the charges of any Shareholder servicing agent, dividend disbursing agent or other agent engaged by a Series to service Shareholder accounts.

2.2.3.        Shareholder Reports.  All expenses of preparing, setting in type, printing and distributing reports and other communications to Shareholders of a Series.

2.2.4.        Pricing and Portfolio Valuation.  All expenses of computing a Series’ net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Series’ investment portfolio.

2.2.5.        Communications.  All charges for equipment or services used for communications between the Manager or the Series and any custodian, Shareholder servicing agent, portfolio accounting services agent, or other agent engaged by a Series.

2.2.6.        Legal and Accounting Fees.  All charges for services and expenses of a Series’ (or the Independent Trustees') legal counsel and independent auditors.

2.2.7.        Trustees’ Fees and Expenses.  With respect to each Series, all compensation of Trustees other than those affiliated with the Manager, all expenses incurred in connection with such unaffiliated Trustees’ services as Trustees, and all other expenses of meetings of the Trustees or committees thereof.

2.2.8.        Shareholder Meetings.  All expenses incidental to holding meetings of Shareholders, including the printing of notices and proxy materials, and proxy solicitation therefor.

2.2.9.        Bonding and Insurance.  All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Series in a manner approved by the Trustees.

2.2.10.       Transaction Expenses.  All brokers’ commissions and other charges or expenses related to the purchase, sale or lending of a Series’ portfolio securities.

2.2.11.       Taxes.  All taxes or governmental fees payable by or with respect to a Series to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

2.2.12.       Trade Association Fees.  All fees, dues and other expenses incurred in connection with a Series’ membership in any trade association or other investment organization.

2.2.13.       Nonrecurring and Extraordinary Expenses.  Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Series is a party and the expenses a Series may incur as a result of its legal obligation to provide indemnification to Trust’s officers, Trustees and agents.

2.2.14.       Organizational Expenses.  Any and all organizational expenses of a Series paid by the Manager shall be reimbursed by such Series at such time or times agreed by such Series and the Manager.

3.	Advisory Fee

3.1.           Fee.  As compensation for all services rendered, facilities provided and expenses paid or assumed by the Manager under this Agreement, each Series shall pay the Manager an annual fee as set out in Schedule A to this Agreement.

3.2.           Computation and Payment of Fee.  The advisory fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month.  The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule A hereto), and multiplying this product by the net assets of the Series, determined in the manner established by the Board, as of the close of business on the last preceding business day on which the Series’ net asset value was determined.

4.	Ownership of Records

All records required to be maintained and preserved by the Series pursuant to the provisions or rules or regulations of the Securities and Exchange Commission ("SEC") under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Series are the property of the Series and shall be surrendered by the Manager promptly on request by the Series; provided, that the Manager may at its own expense make and retain copies of any such records.

5.	Reports to Manager

The Series shall furnish or otherwise make available to the Manager such copies of that Series’ financial statements, proxy statements, reports, and other information relating to its business and affairs as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6.	Reports to the Series

The Manager shall prepare and furnish to the Series such reports, statistical data and other information in such form and at such intervals as the Series may reasonably request.

7.	Retention of Sub-Adviser or Other Third Party/Consultants

The Manager may enter into an investment sub-advisory agreement ("Sub-Advisory Agreement") or any other agreement with any entity, in which the Manager, at its own cost and expense, delegates to such entity any or all of its duties specified in Section 1.1 hereof, provided that the entity agrees to be bound by all duties and conditions to which the Manager is subject hereunder, and provided further that any Sub-Advisory Agreement meets all requirements of the 1940 Act and the rules thereunder and is approved in accordance with the 1940 Act and the rules thereunder, or in accordance with the conditions of an order issued by the SEC granting an exemption from such law or rules.

The Manager agrees that, in the event it subcontracts with another party for some or all of the investment management services contemplated by this Agreement with respect to a Series, the Manager will retain overall supervisory responsibility for the general management and investment of the Series and, subject to review and approval by the Board, will set the Series' overall investment strategies (consistent with the Series' then-current prospectus and statement of additional information); evaluate, select and recommend one or more sub-advisers to manage all or a portion of the Series' assets; when appropriate, allocate and reallocate the Series' assets among multiple sub-advisers; monitor and evaluate the investment performance of sub-advisers;

and implement procedures reasonably designed to ensure that the sub-advisers comply with the Series' investment objectives, policies and restrictions.  Furthermore, the Manager shall remain responsible to the Trust and the Series for all acts or omissions of any entity in connection with the performance of the Manager’s duties hereunder.

8.	Services to Other Clients

Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment management and administrative services to other investment companies, pooled vehicle or accounts, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

9.	Limitation of Liability of Manager and its Personnel and Indemnification

The Manager will use its best efforts in the supervision and management of the investment activities of each Series and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Manager, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the "Affiliates") shall not be liable to any Series for any error of judgment, for any mistake of law, for any act or omission by the Manager or any of the Affiliates or by any sub-adviser or for any loss suffered by a Series.

Each Series shall indemnify the Manager and its directors, members, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Series, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions were unlawful (collectively, "disabling conduct").  Indemnification shall be made following:  (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder.  The Series shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance.  The Manager agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Series for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this section 9.

Notwithstanding any of the foregoing to the contrary, the provisions of this section 9 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this section 9 to the fullest extent permitted by law.

10.	No Liability of Other Series

This Agreement is made by each Series pursuant to authority granted by the Board, and the obligations created hereby are not binding on any of the Trustees or Shareholders of the Series individually, but bind only the property of that Series and no other.

11.	Effect of Agreement

Nothing herein contained shall be deemed to require the Series to take any action contrary to the Trust’s Declaration of Trust or By-Laws, any actions of the Trustees binding upon the Series, or any applicable law, regulation or order to which the Series is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Series or Trust.

12.	Term of Agreement

With respect to the Fund, this Agreement shall take effect on the date first set forth above and shall remain in effect for a period of two years from the date of its execution.  With respect to each Series added by execution of an Addendum to the Agreement, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years following the date of execution.  Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to each Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that either party shall not have terminated this Agreement pursuant to Section 14 below.  The Manager shall furnish to the Trust and the Series, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13.	Amendment or Assignment of Agreement

Any amendment to this Agreement shall, as to any Series, be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii), as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the affected Series.  This Agreement shall terminate automatically and immediately in the event of its assignment.

14.	Termination of Agreement

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party; provided, that in the case of termination by any Series, such action shall have been authorized (i) by resolution of the Trustees, including the vote or written consent of a majority of Trustees who are not parties to this Agreement or interested persons’ of either party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Series.

15.	Name of the Series

Each Series hereby agrees that if the Manager shall at any time for any reason cease to serve as investment adviser to a Series, the Series shall, if and when requested by the Manager, eliminate from the Series’ name the name “Arden” and thereafter refrain from using the name “Arden” in connection with its business or activities, and the foregoing agreement of a Series shall survive any termination of this Agreement and any extension or renewal thereof.

16.	Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings ascribed to them under the 1940 Act and the rules promulgated thereunder.  In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.	Choice of Law

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

18.	Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19.	Execution in Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Arden Investment Series Trust

By:
Name:
Title:

Arden Asset Management LLC

By:
Name:
Title:

ARDEN INVESTMENT SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Investment Advisory Agreement shall be calculated in accordance with the following annual rate:

Arden Alternative Strategies Fund (the "Fund"):

[   ]% of average daily net assets*

*For the purposes of calculating the compensation due hereunder, the parties agree to treat the assets and liabilities of the Subsidiary (as defined in the Investment Advisory Agreement) as if they are held directly by the Fund.

Date: __________________